Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made and entered into between Carolyn Anderson Short (“Executive”) and BioAtla, Inc. (“BioAtla” or the “Company”).

1.
SEPARATION. The parties agree that the employment relationship between Executive and BioAtla will transition and end as set forth in this Agreement.
2.
TRANSITION PERIOD. The parties agree that Executive will continue to be employed full-time as Chief of Intellectual Property and Strategy, Cofounder of BioAtla and work in such capacity effective until May 31, 2021 (the “Separation Date”). Until the Separation Date (the “Transition Period”), Executive will continue to perform her duties to the best of her abilities. In addition, during the Transition Period, Executive agrees to act in the best interests of BioAtla and in accordance with BioAtla policies and procedures, and to assist BioAtla as requested, including responding to questions, assisting with any litigation matters, providing information and cooperatively transitioning her duties and on-going projects to others at BioAtla. During the Transition Period, the Company will continue to pay Executive’s regular base salary, and Executive will continue to be eligible for all employee benefits to which Executive is currently entitled.
3.
RESIGNATION OF OFFICE. On the Separation Date, Executive will cease to be employed by the Company and hereby resigns, effective as of the Separation Date, from any and all officer positions held by Executive with BioAtla, Inc. Executive agrees to deliver any additional documentation as may be necessary to give effect to such resignations. After the Separation Date, Executive agrees she will not hold herself out as representing the Company or otherwise attempt to bind the Company to any contractual arrangements. The Separation Date will be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates, except as otherwise required by applicable law or under the terms of this Agreement. For clarity, Executive shall have the right to publish the fact that she is a cofounder of the Company.
4.
CONDITIONS TO RECEIPT OF SEVERANCE BENEFITS. To be eligible to receive the Severance Benefits (as defined in described in Exhibit A to this Agreement), Executive is required to (i) remain in employment hereunder through the Separation Date, (ii) execute and return to the Company the general release of claims attached as Exhibit A to this Agreement (the “Release”) on her Separation Date (but not earlier), (iii) not revoke such Release and (iv) comply with the terms of the Release, as each are further described in Exhibit A.

[Signature Page Follows]

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To accept this Agreement, please sign and date it and return it to me on or before March 24, 2021.

Date: March 23, 2021	/s/ Carolyn Anderson Short Carolyn Anderson Short
Date: March 23, 2021	For: BioAtla, Inc. By: /s/ Richard Waldron Name: Richard Waldron Title: Chief Financial Officer

Exhibit A: Release Agreement

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EXHIBIT A

RELEASE AGREEMENT

This general release of claims (“Release”) is hereby entered into by and between Carolyn Anderson Short (“Executive”) and BioAtla, Inc. (“BioAtla” or the “Company”). Any term not otherwise defined herein shall have the meaning ascribed in the Transition Agreement entered into by and between Executive and BioAtla as of March 23, 2021 (the “Transition Agreement”).

1.
CONSIDERATION. Subject to and in consideration for Executive’s execution of this Release on her Separation Date, without revocation, and provided (a) Executive complies with all of the terms and conditions of this Release, the Transition Agreement and all Company policies and (b) Executive does not voluntarily resign prior to the Separation Date or engage in willful misconduct in the performance of her duties to the Company, she will be entitled to the following severance benefits (collectively the “Severance Benefits”):
(a)
Severance Payment. Executive will receive a severance payment of $860,250, equal to eighteen (18) months of her final monthly base salary, as in effect on March 15th, 2021, in a lump sum payment, subject to required payroll deductions and tax withholdings. Such payment will be made on the first payroll date in December 2021 (the “Payment Date”).
(b)
Prorata Bonus Payment. Executive will receive a payment of [$118,628.08], equal to the prorated portion of her target bonus amount for 2021 based on the number of days she was employed during the 2021 calendar year. The pro-rata bonus payment will be paid to her in a lump sum, subject to required payroll deductions and tax withholdings, on the Payment Date.
(c)
Accelerated Vesting. The vesting and exercisability of all of Executive’s unvested time-based vesting equity awards shall accelerate such that all shares become immediately vested and exercisable, if applicable, upon this release becoming effective and irrevocable and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.

(d) Section 280G; Limitations on Payment. The foregoing payments and benefits shall be subject to Section 4 of the Severance Agreement between Executive and the Company dated July 1st, 2018, to the extent applicable, if at all.

1.
FULL AND FINAL RELEASE. In consideration of the benefits being provided to her above, Executive, for herself, her attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges BioAtla, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, stockholders, directors, agents, representatives, attorneys and employees (all of whom are referred to throughout this Release as “BioAtla” or the “Company”), of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the Separation Date. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, The New Parent Leave Act, any other federal, state or local statute, rule, ordinance or regulation (including the California Labor Code and the California Business and Professions Code), as well as any claims for alleged failure to pay all wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation, wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior, the existence of which is specifically denied by BioAtla. Executive also agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Nothing in this Release, however, is intended to waive Executive’s (i) rights under this Release, (ii) entitlement to vested benefits under any pension or 401(k) plan or other ERISA-governed benefit plan provided by BioAtla or (iii) to Executive’s existing rights to indemnification. Finally, the above release does not waive claims that Executive could make, if

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available, for unemployment or worker’s compensation, and the release also excludes any other claim which cannot be released by private agreement.

2.
NO OTHER CLAIMS. Executive represents that she has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints or lawsuits against BioAtla with any court, and that she will not file, or assign to others the right to file, or make any further claims against BioAtla at any time for actions taken up to and including the date Executive executes this Release. Additionally, Executive acknowledges that, other than the consideration provided for in this Release, she has been properly paid all wages, salary, bonus, severance benefits, vacation pay, and expenses. She also acknowledges that, as of the date she has signed this Release, she has not suffered any on the job injury for which she has not already filed a claim. However, nothing in this Release prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety and Health Commission or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, although by signing this Release, Executive is waiving her right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by her or on her behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
3.
UNKNOWN CLAIMS WAIVER. Executive understands and acknowledges that she is releasing potentially unknown claims, and that she may have limited knowledge with respect to some of the claims being released. She acknowledges that there is a risk that, after signing this Release, she may learn information that might have affected her decision to enter into this Release. Executive assumes this risk and all other risks of any mistake in entering into this Release. Executive agrees that this Release is fairly and knowingly made. In addition, she expressly waives and releases any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims THAT the creditor OR RELEASING PARTY does not know or suspect to exist in his OR HER favor at the time of executing the release AND THAT, if known by him OR HER, would have materially affected his or HER settlement with the debtor OR RELEASED PARTY.”

Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by her to exist may hereafter be discovered, but it is her intention to release all claims that she has or may have against BioAtla, whether known or unknown, suspected or unsuspected.

4.
NON-DISPARAGEMENT. Executive agrees that she has not and will not make statements to customers and suppliers of BioAtla or to other members of the public that are in any way disparaging or negative towards BioAtla, BioAtla’s products or services, or BioAtla’s representatives or employees. BioAtla agrees that its Board of Directors has not, and will not, make statements to any third party or to other members of the public that are in any way disparaging or negative towards Executive in relation to the Transition Agreement or this Release. However, this provision does not prohibit Executive from fully and candidly discussing employment matters with a governmental agency or financial auditors or the Board of Directors from candidly discussing the Transition Agreement or this Release among themselves or with their legal advisors. With respect to employment references that arise after the parties’ employment relationship ends, BioAtla will respond to reference requests from potential employers regarding Executive by providing information stating the dates of employment and the position held by Executive. To facilitate such response, Executive agrees to direct potential employers to contact BioAtla’s Human Resources professionals rather than an operations manager or some other person at BioAtla.
5.
NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Release shall not be construed as an admission by BioAtla of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing or discrimination.
6.
COOPERATION. Executive agrees to cooperate with BioAtla regarding any pending or subsequently filed litigation, claims or other dispute items involving BioAtla that relate to matters within the knowledge or responsibility of Executive during her employment with BioAtla. Without limiting the foregoing, Executive agrees

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(i) to meet with BioAtla representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (iii) to provide BioAtla with notice of contact by any adverse party or such adverse party’s representative except as may be required by law. BioAtla will pay Executive $275.72 per hour (which represents Executive’s rate of final base salary based on a 2,080 hour year) and will reimburse Executive for all reasonable expenses in connection with the cooperation described in this paragraph. Executive’s obligations under this paragraph will be for up to 10 hours per month, unless more of Executive’s time (up to an additional 10 hours per month) is reasonably required and approved by the Chairperson of the Compensation Committee of the Board of Directors of the Company. Any service in excess of 20 hours per month must be separately agreed to in writing by Executive and the Company. Executive’s obligations under this Section 7 shall, to the greatest extent reasonably possible, be performed in a manner that does not materially interfere with Executive’s responsibilities to her future employer(s) or Executive’s future business ventures.

7.
GOVERNING LAW. This Release shall be interpreted under the laws of the State of California.
8.
SEVERABILITY. The provisions of this Release are severable, and if any part of this Release except Sections 2 through 4 is found by a court of law to be unenforceable, the remainder of the Release will continue to be valid and effective. If Section 2, 3 or 4 is found to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Executive is entitled to retain the benefits paid to her under the Release.
9.
SOLE AND ENTIRE AGREEMENT. This Release sets forth the entire agreement between the parties, except for the obligations contained in the Employee Invention and Non-Disclosure Agreement dated December 1, 2015 by and between Executive and the Company and all documents governing Executive’s equity awards. Any other prior agreements between or directly involving the parties to the Release are superseded by the terms of this Release and thus are rendered null and void, including, without limitation, all agreements or other arrangements relating to severance. Any amendment to this Release must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Release.
10.
NO OTHER PROMISES. Executive affirms that the only consideration for her signing this Release is that set forth in Section 1, that no other promise or agreement of any kind has been made to or with her by any person or entity to cause her to execute this document, and that she fully understands the meaning and intent of this Release, including but not limited to, its final and binding effect. In addition, Executive affirms that, other than the consideration in this Release, she will not be entitled to any Company-sponsored benefit, plan or property unless such benefit, plan or property is a vested benefit or required by law.
11.
TIME TO CONSIDER AND SEEK LEGAL ADVICE. Through this clause of the Release, BioAtla advises Executive to consult with an attorney in regard to this situation, including whether to sign this Release. Executive acknowledges that she has been given twenty-one (21) days from the time that she receives this Release to consider whether to sign it, although she may choose to sign it earlier. Executive agrees that if she chooses to sign this Release before the end of this twenty-one (21) day period, it is because she freely chose to do so after carefully considering its terms. Additionally, Executive shall have seven (7) days from the date she signs this Release to change her mind and revoke the Release (through written notice to the Company’s Vice President of Human Resources). If Executive does not revoke this Release within seven (7) days of her signing, this Release will become final and binding on the day following such seven (7) day period (the “Effective Date” of the Release). If Executive accepts this Release, she agrees that, upon execution, she will deliver a signed copy of this Release to the Vice President, Human Resources.
12.
LEGALLY BINDING AGREEMENT. Executive understands and acknowledges (1) that she has read and understands this Release; (2) that by signing this Release, she acknowledges that she is voluntarily entering into the Release and is thereafter barred from instituting claims against BioAtla in the manner and to the extent set forth in Sections 2 though 4 above; and (3) that this Release is final and binding on the Effective Date if not revoked by Executive.

4152-0071-9404.1

Date:	Carolyn Anderson Short
Date:	For: BioAtla, Inc. By: Name: Richard Waldron Title: Chief Financial Officer

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